UNITED STATES DISTRICT COURT
            EASTERN DISTRICT OF MICHIGAN
 ----------------------------------------------------x
                                                     :
 SIMON PROPERTY GROUP, INC.,
 SIMON PROPERTY ACQUISITIONS, INC.,                  :
 AND RANDALL J. SMITH,
                                     Plaintiffs,     :

                           - against -               :

 TAUBMAN CENTERS, INC., A. ALFRED TAUBMAN,           :
 ROBERT S. TAUBMAN, LISA A. PAYNE, GRAHAM T. ALLISON,
 PETER KARMANOS, JR., WILLIAM S. TAUBMAN,            :
 ALLAN J. BLOOSTEIN, JEROME A. CHAZEN, AND
 S. PARKER GILBERT.                                  : CIVIL ACTION NO. 02-74799
                                     Defendants.
                                                     : JUDGE VICTORIA A. ROBERTS

                                                     :

                                                     :
 ----------------------------------------------------x

                         MEMORANDUM OF LAW IN SUPPORT OF
                   SPG PLAINTIFFS' EMERGENCY MOTION TO MODIFY
                         THE COURT'S MAY 20, 2003 ORDER


                                             Carl H. von Ende (P21867)
                                             Todd A. Holleman (P57699)
                                             MILLER, CANFIELD, PADDOCK &
                                                STONE, P.L.C.
                                             150 West Jefferson, Suite 2500
                                             Detroit, Michigan  48226-4415
                                             Telephone:  (313) 963-6420
                                             Facsimile:  (313) 496-7500

                                             WILLKIE FARR & GALLAGHER
                                             787 Seventh Avenue
                                             New York, New York  10019
                                             Telephone:  (212) 728-8000
                                             Facsimile:  (212) 728-8111

                                TABLE OF CONTENTS

TABLE OF AUTHORITIES..........................................................ii

STATEMENT OF THE ISSUE PRESENTED.............................................iii

CONTROLLING OR MOST APPROPRIATE AUTHORITIES...................................iv

PRELIMINARY STATEMENT..........................................................1

ARGUMENT.......................................................................3

   A.  THIS COURT SHOULD MODIFY THE MAY 20 ORDER
       PENDING APPEAL..........................................................3

       1.  The Court's May 20 Order............................................3

       2.  Defendants' Scheme to Frustrate the SPG/Westfield Tender
           Offer, Nullify the Court's May 8 Decision and Render the
           Appeal Meaningless..................................................3

   B.  The Court Should Allow the SPG Plaintiffs to Call a Shareholder
       Vote To Amend the Excess Share Provision................................6

CONCLUSION.....................................................................9

                              TABLE OF AUTHORITIES

CASES

IN RE HOLLY FARMS CORP. SHAREHOLDERS LITIGATION, Civ. A. No. 10350,
1989 WL 25810 (Del. Ch. Mar. 22, 1989).........................................7

NERKEN v. SOLAREX CORP., No. 6788, 1982 WL 8785 (Del. Ch. Apr. 30, 1982).......7

PLANT INDUSTRIAL INC. v. BERGMAN, 490 F. Supp. 265 (S.D.N.Y. 1980).............7

UNION PACIFIC CORP. v. SANTA FE PACIFIC CORP., Civ. A. Nos. 13778, 13587,
1994 WL 586924 (Del. Ch. Oct. 18, 1994)........................................7

COURT RULES

Fed. R. Civ. P. 62(c)....................................................3, 6, 8

                        STATEMENT OF THE ISSUE PRESENTED

      1. Whether defendants' violation of this Court's May 20, 2003 Order (the "Order") which prohibited defendants from engaging "in any activity to impede Simon's tender offer," compels the Court to modify the Order to allow SPG to call a special meeting of shareholders where the shareholders of Taubman Centers, Inc. (the "Company" or "TCO") will be permitted to vote on whether to amend the Excess Share Provision in the Company's Articles of Incorporation?

      The SPG Plaintiffs say: "Yes."

                   CONTROLLING OR MOST APPROPRIATE AUTHORITIES


Fed. R. Civ. P. 62(c)

                              PRELIMINARY STATEMENT

      On May 8, 2003, the Court entered a preliminary injunction prohibiting the Taubman family and its associates and friends from voting their shares until a disinterested majority of the Company's shareholders had conferred voting rights on those shares. On May 20, 2003, this Court suspended the preliminary injunction on the proviso that, pending the appeal to the United States Court of Appeals for the Sixth Circuit, defendants "shall refrain from engaging in any activity to impede Simon's tender offer." (Order at 10.)

      At the same time that defendants' counsel were making representations to the Court regarding maintaining the STATUS QUO pending appeal, it appears that defendants were engaged in "activity to impede Simon's tender offer." Specifically, defendants are, and have been, blatantly fomenting support for legislation in the Michigan legislature for a bill that would overturn this Court's May 8, 2003 decision ("May 8 Decision"), moot the appeal in the Sixth Circuit, and render the SPG/Westfield tender offer virtually impossible to consummate. One can hardly imagine conduct that constitutes a greater impediment to the SPG/Westfield tender offer.(1) The legislation being sponsored by the defendants may be enacted imminently (it is scheduled to be reviewed by the House Commerce Committee as early as next week). Accordingly, in order to ensure that the Company's public shareholders are not forever foreclosed from voting on


----------
(1) It is also ironic that the proposed legislation, which is plainly contrary to the interests of TCO's public shareholders and is designed to assist the Taubman family, is being promoted by the so-called "independent directors' advisor," Mr. Moscow. (SEE May 8 Decision at 10 n.15.) Mr. Moscow's Honigman Miller law firm distributed the attached "Supporting Memorandum" (Exhibit B) at the end of last week and he presumably was involved in drafting it as well as the bill itself.

whether they wish to accept the SPG/Westfield tender offer -- and permanently lose the benefit of the Court's May 8, 2003 decision in which the Court vindicated shareholder voting rights -- plaintiffs respectfully request that the Court should (1) continue its injunction against the defendants from voting the 33.6% block of shares and from enforcing the December 20, 2002 bylaw amendment, and (2) modify the Order for the limited purpose of allowing the Company's shareholders to vote on whether to amend the Excess Share Provision at a special meeting of the Company's shareholders. The remaining restrictions in the Order would remain in effect and SPG would not "take down" the shares or effectuate the merger until after the Sixth Circuit rules.

      SPG Plaintiffs' proposed limited modification of the Order will not irreparably injure defendants, will preserve the May 8 Decision for appellate review, and will maintain the STATUS QUO pending the appeal. By contrast, failure to grant the limited relief requested threatens to work substantial injury on SPG Plaintiffs and the Company's shareholders, whose voting rights may be legislated out of existence by the Taubmans and their political supporters BEFORE the Sixth Circuit has an opportunity to resolve the appeal. The public interest, too, is served by allowing corporate democracy to run its course BEFORE shareholder voting rights vindicated by this Court's May 8 Decision are nullified. In short, SPG Plaintiffs' proposed modification of the Order is the only practical way to maintain the STATUS QUO pending appeal because SPG will not "take down" the shares or effectuate the merger, but the public shareholders of the Company -- who own 99% of the Company -- will have an opportunity to exercise their vote under the existing state of Michigan law before their voting rights are undermined by the defendants' legislative maneuvering.

                                    ARGUMENT

A.    THIS COURT SHOULD MODIFY THE MAY 20 ORDER PENDING APPEAL

      1.    THE COURT'S MAY 20 ORDER

      This Court has the power to modify the Order. Federal Rule of Civil Procedure 62(c) grants this Court discretion to suspend, modify, RESTORE, or grant an injunction during the pendency of the appeal. Fed. R. Civ. P. 62(c).

      On May 20, 2003 this Court granted, pursuant to Fed. R. Civ. P. 62(c), defendants' motion to suspend the preliminary injunction pending appeal to the Sixth Circuit. The Court explicitly provided (based upon representations and offers by defendants' counsel) that defendants "refrain from engaging in ANY ACTIVITY to impede Simon's tender offer, INCLUDING, BUT NOT LIMITED TO" certain specified actions. (Order at 10) (emphasis added). The Court found that "it is in the public interest to preclude efforts TO EITHER ADVANCE OR IMPEDE SPG's takeover bid until legal issues . . . are resolved by the Sixth Circuit." (Order at 9) (emphasis added).

      2. DEFENDANTS' SCHEME TO FRUSTRATE THE SPG/WESTFIELD TENDER OFFER, NULLIFY THE COURT'S MAY 8 DECISION AND RENDER THE APPEAL MEANINGLESS

      Despite the explicit mandate from this Court to maintain the STATUS QUO, Defendants have, and are, embarked on a plan to preempt an unfavorable ruling by the Sixth Circuit and overturn this Court's decision by extra-judicial means and effectively kill the SPG/Westfield tender offer. Defendants have caused a bill to be introduced in the Michigan legislature, House Bill 4764, designed pointedly and explicitly to overrule the May 8 Decision and render the pending appeal in the Sixth Circuit completely meaningless.

      Among other things, the Taubman legislation would amend the Michigan Control Share Acquisitions Act as follows:


      o to provide that "THE FORMATION OF A GROUP, before or after the date of the amendatory act . . . DOES NOT CONSTITUTE A CONTROL SHARE ACQUISITION of shares of an issuing public corporation held by members of the group." (Sec. 791(6)) (emphasis added). This, of course, would eviscerate the Court's ruling that the Control Share Act is triggered "when a group forms for the purpose of directing the exercise of voting power." (May 8 Decision at 42); and

      o to provide that voting rights for control shares acquired in a control share acquisition could be restored by a vote of a majority of disinterested shareholder OR BY THE "DIRECTORS OF THE ISSUING PUBLIC CORPORATION." (Sec. 798(1)) (emphasis added). Thus, for example, the Court's order that the Taubman family's 33.6% controlling block of shares "may not be voted without disinterested shareholder approval in accordance with the Control Share Act" (May 8 Decision at 48) would be nullified since the defendants themselves (the Company's current directors) could simply decide to give the Taubmans those voting rights even without shareholder approval.

      These amendments are directed specifically at this Court's May 8 ruling and the shareholder rights it secured.

      In an even more fundamental change to existing Michigan law, the proposed bill would also eliminate the ability of shareholders of Michigan public corporations to propose and adopt amendments to the company's articles of incorporation. SEE Sec. 611(3) ("the amendment to the articles of incorporation must be proposed to the shareholders BY THE BOARD OF DIRECTORS") (emphasis added). In other words, SPG's attempt to call a special meeting of shareholders to consider an amendment of the articles to eliminate the Excess Share Provision -- the whole point of this litigation these past several months -- would be completely thwarted under the new law.

TCO would indeed be rendered virtually takeover-proof, even if the Taubman group members cannot vote their 33.6% position.(2) (A copy of House Bill 4764 is annexed as Exhibit A.)

      There is no doubt that defendants are behind House Bill 4764. For example, a memorandum supporting and explaining the legislation was prepared and distributed by one of defendants' counsel in this action, the Honigman Miller firm. (The Honigman Miller memorandum is attached as Exhibit B.) A copy of an article appearing in yesterday's New York Times (May 28, 2003) describing the defendants' efforts is also attached as Exhibit C. As reported, "Taubman Centers played a role in lobbying for and drafting the bill." Bill Huizenga (R-Zeeland) "met with Robert Taubman, and Taubman Centers' lawyers drafted a memorandum intended to provide supporting arguments for the legislation . . . . In an interview with the Detroit Free Press, Mr. Huizenga suggested that the bill was being introduced, in part, to overrule the court's decision and to benefit Taubman Centers. `I want to make sure it doesn't happen in the future, and if it also helps them, I'm O.K. with that, too,' he said, according to the newspaper." (SEE Exhibit C.)

      Finally, it appears that the Taubman legislation is on a fast track and may be enacted imminently. Thus, the legislation could be rammed through the Michigan legislature and have immediate effect, while Taubman's public shareholders are, by virtue of the Order, stayed from holding a meeting, thereby irrevocably impeding those shareholders' voting rights

----------
(2) The legislation also provides that directors on a classified board, such as TCO's, may only be removed for cause. Currently, the TCO board may be removed without cause by a vote of two-thirds of the shareholders.

and killing the Simon/Westfield offer. Plainly, that was not the intention and understanding of this Court when it issued the Order and ordered that the STATUS QUO be maintained pending appeal to the Sixth Circuit. Nor should defendants be allowed to use Rule 62(c) as a shield for actions that will render the appeal meaningless. Indeed, the purpose of Rule 62(c ) is precisely the opposite -- to preserve the STATUS QUO pending appeal. It is simply unfair for defendants to be able to take steps that will moot the appeal, and completely frustrate the SPG/Westfield offer, while requiring SPG alone to abide by the STATUS QUO.

      Defendants' current and ongoing efforts to overturn the Court's decision are also plainly contrary to the representations and understandings that underlay the Order. No mention was made by defendants' counsel during conference calls with the Court prior to the issuance of the Order about defendants' plan to seek legislative nullification of the Court's preliminary injunction ruling. It now appears clear that defendants' legislative efforts were ongoing at the time defendants sought a stay and were renewed immediately after they were ordered to do nothing to "impede" the tender offer.

      B. THE COURT SHOULD ALLOW THE SPG PLAINTIFFS TO CALL A SHAREHOLDER VOTE TO AMEND THE EXCESS SHARE PROVISION

      In light of defendants' maneuverings that are designed to undermine this Court's efforts to vindicate shareholder voting rights -- in blatant violation of the Court's Order -- SPG Plaintiffs suggest that the Court should modify the Order. Given the potentially preclusive effect of the Taubman legislation, a fair and appropriate response would be for the Court to allow SPG to hold a shareholder vote to amend the Excess Share Provision and, if the vote is successful, allow SPG to "take down" the shares, but not "effectuate" the merger. However, SPG Plaintiffs are willing to accept the more modest relief that they be allowed to proceed with calling and holding a shareholder vote on amending of the Excess Share Provision in accordance with the bylaws as they existed on December 20, 2002, prior to the invalid amendment. SPG will not, consistent with its prior representations to the Court, "take down" any tendered shares or effectuate any merger until the Sixth Circuit resolves the appeal. This will allow SPG to call a special meeting, and permit Taubman shareholders -- who own 99% of the Company -- to exercise the shareholder franchise to vote on whether to amend the Excess Share Provision in TCO's articles. Under this proposed modification, defendants would remain subject to the restraints imposed on them by the Order.

      Such a limited modification of the Order -- to allow a shareholder vote -- will work no irreparable injury on the defendants. As the Court has already indicated (Order at 7-8), a shareholder vote is not an irreversible act because the results of a shareholder vote can always be changed later if the Sixth Circuit reverses this Court's May 8 Order. SEE ALSO UNION PACIFIC CORP. V. SANTA FE PACIFIC CORP., Civ. A. Nos. 13778, 13587, 1994 WL 586924 at *1 (Del. Ch. Oct.
18, 1994) (refusing to enjoin shareholders from voting because "if a shareholder vote were taken and shareholders rejected [merger], no judicial action would be needed . . . [a]ssuming (arguendo) that the vote was tainted . . . then the shareholders' vote could be judicially nullified after the meeting. Any judicially nullified shareholder approval could not have the legal effect of
'vesting' irremediable rights . . . ."); IN RE HOLLY FARMS CORP. SHAREHOLDERS
LITIG., Civ. A. No. 10350, 1989 WL 25810 at *11 (Del. Ch. Mar. 22, 1989) ("I
will enjoin completion of the merger
if it be approved, but will not enjoin holding of the vote."); PLANT INDUS. INC.
V. BERGMAN, 490 F. Supp. 265, 271 (S.D.N.Y. 1980) (lack of irreparable injury where election can be voided after the fact); NERKEN V. SOLAREX CORP., No. 6788, 1982 WL 8785 at *2 (Del. Ch. Apr. 30, 1982) ("[T]here is considerable reluctance on the part of this Court to enjoin an actual meeting of shareholders itself as opposed to enjoining the consummation of some action taken at such a meeting in the event that it receives the necessary vote.")

      Indeed, given the prospect of imminent and potentially preclusive legislation introduced and sponsored by defendants, absence of a limited modification to the Order will not maintain the STATUS QUO as the Court originally intended in the Order, and threatens to work substantial and irreparable injury on the SPG Plaintiffs, the Company's public shareholders, and the SPG/Westfield tender offer. Defendants' conduct to impede the SPG/Westfield tender offer -- and alter the STATUS QUO -- has clearly tipped the balance of harms in SPG Plaintiffs' favor. (Compare Order at 7-8.) A limited modification of the Order to allow a shareholder vote -- prior to enactment of the legislation (which may well have immediate effect) -- is clearly reasonable and appropriate. Thus, shareholders should be allowed, as promptly as possible, to vote on amending the Excess Share Provision (and, if defendants so propose, to confer voting rights on the 33.6% block of shares that are the subject of the injunction) BEFORE the Taubman legislation is enacted and shareholder voting rights are irreversibly vitiated. The public interest, too, is served by allowing corporate democracy to run its course BEFORE defendants succeed in legislating those shareholder voting rights out of existence. (Compare Order at 9.) Put simply, modification of the Order in the form sought by SPG Plaintiffs will preserve the May 8 Decision for appellate review, which was the intention of the Court when it issued the Order and is consistent with the purpose of Fed. R. Civ. P. 62(c).


                                   CONCLUSION

      For all the foregoing reasons, plaintiffs respectfully request that the Court should (1) continue its injunction against the defendants from voting the 33.6% block of shares and from enforcing the December 20, 2002 bylaw amendment, and (2) modify the Order for the limited purpose of allowing the Company's shareholders to vote on whether to amend the Excess Share Provision at a special meeting of the Company's shareholders.

Dated:   May 29, 2003
                                           MILLER, CANFIELD, PADDOCK &
                                              STONE, P.L.C.

                                           By: /s/ Carl H. von Ende
                                              ----------------------------------
                                                    Carl H. von Ende (P21867)
                                                    Todd A. Holleman (P57699)
                                           150 West Jefferson, Suite 2500
                                           Detroit, Michigan  48226-4415
                                           Telephone:  (313) 963-6420
                                           Facsimile:  (313) 496-7500

                                           WILLKIE FARR & GALLAGHER
                                           787 Seventh Avenue
                                           New York, New York  10019
                                           Telephone:  (212) 728-8000
                                           Facsimile:  (212) 728-8111

                                           Attorneys for SPG Plaintiffs